Exhibit 10.1

EXECUTION

PNC BANK, NATIONAL ASSOCIATION

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, PA 15222

December 21, 2018

Black Box Corporation

1000 Park Drive

Lawrence, Pennsylvania 15055

Attention: Chief Financial Officer

RE:	Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated May 9, 2016 (as amended, modified, supplemented or restated from time to time, including by that certain Amendment and Joinder Agreement dated August 9, 2017, that certain Second Amendment, dated June 29, 2018, and that certain Consent Agreement, dated as of November 11, 2018 (the “Consent Agreement”) and that certain Letter Agreement dated November 17, 2018, the “Credit Agreement”), by and among BLACK BOX CORPORATION, a Delaware corporation (the “Borrower”), each of the Guarantors party thereto (together with the Borrower, collectively, the “Loan Parties”), each of the Lenders party thereto (the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), in its capacity as administrative agent for the Lenders under the Credit Agreement (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

The Borrower has entered into that certain Agreement and Plan of Merger, dated as of November 11, 2018 (as amended from time to time in accordance with the terms of the Consent Agreement, the “Merger Agreement”), providing for, among other things, the commencement of a tender offer by Host Merger Sub Inc. (“Merger Sub”) to purchase any and all of the outstanding shares of Common Stock, par value $0.001 per share, of the Borrower (“Shares”), at a price of $1.08 per Share, and, as soon as practicable following the Acceptance Time (as defined in the Merger Agreement), the merger of Merger Sub with and into the Borrower in accordance with Delaware General Corporation Law, with the Borrower as the surviving entity.

The Borrower and the other parties to the Merger Agreement have entered into an amendment to the Merger Agreement (the “Amendment”), pursuant to which such parties have agreed to increase the Offer Price (as defined in the Merger Agreement) by $0.02 to a total Offer Price of $1.10.

Under the terms of the Consent Agreement, any amendment or modification of the Merger Agreement, without the written consent of the Administrative Agent, in a manner that is materially adverse to the Administrative Agent or the Lenders, which includes any amendment or modification that would result in an increase to the Offer Price as in effect on November 11, 2018, constitutes a “Consent Termination Event” under the Consent Agreement. The Borrower and the other Loan Parties have therefore requested that the Administrative Agent consent to the Amendment, effective as of immediately prior to the execution and delivery of the Amendment. The Borrower and the other Loan Parties have further requested that the Administrative Agent modify the “Termination Date” under the Consent Agreement in accordance with Section 8(c) thereof.

Accordingly, effective as of immediately prior to the execution and delivery of the Amendment, but subject to the satisfaction of the following conditions: (i) the execution of this Letter Agreement by the Administrative Agent and each of the Loan Parties and (ii) payment for all fees, costs and expenses of the Administrative Agent, Issuing Lender and Lenders that are required to be reimbursed under the Credit Agreement and the other Loan Documents within one (1) Business Day following delivery of an invoice or invoices for services rendered and costs incurred through the date hereof, the Administrative Agent and each of the Loan Parties hereby agree as follows:

(a)

Amendment to Merger Agreement. In accordance with Section 1(c)(iv) of the Consent Agreement, the Administrative Agent hereby consents to the Amendment (substantially in the form attached hereto as Exhibit A) and the transactions contemplated thereby (including the modification of the disclosures delivered under Section 4(d) of the Consent Agreement), and, therefore, no Consent Termination Event will be deemed to have occurred in connection therewith; and

(b)	Consent Agreement Termination Date. The first sentence of Section 8 of the Consent Agreement is hereby amended and restated as follows:

“This Consent shall be null and void (except for the provisions of Sections 6 through 9 and 11 through 14) upon the earliest to occur of (a) the institution by the Borrower of a Relief Proceeding, (b) the occurrence of a Consent Termination Event that has not been waived in writing by the Administrative Agent in its sole discretion and (c) January 17, 2019 (unless extended by the Administrative Agent and the Required Lenders in their sole discretion) (such earlier date, the “Termination Date”).”

Except as expressly modified by the terms hereof, all of the terms and conditions of the Consent Agreement, the Credit Agreement and the other Loan Documents are hereby reaffirmed and shall continue in full force and effect as therein written.

Please countersign this letter agreement below to evidence the Loan Parties’ acknowledgment and agreement with respect to the foregoing. This letter agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other form of electronic transmission shall be deemed to be an original signature hereto.

[INTENTIONALLY LEFT BLANK]

Sincerely,

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Christopher B. Gribble
Name:	Christopher B. Gribble
Title:	Senior Vice President

[Signature Page to Letter Agreement]

Agreed to and accepted by the Loan Parties:

Black Box Corporation, a Delaware corporation

By:	/s/ David J. Russo
David J. Russo
Chief Financial Officer and Treasurer

[Signature Page to Letter Agreement]

ACS Communications, Inc., a Texas corporation
ACS Dataline, LP, a Texas limited partnership
ACS Dataline of the Northwest, Inc., an Oregon corporation
ACS Investors, LLC, a Delaware limited liability company
BB Technologies, Inc., a Delaware corporation
BBOX Holdings Puebla LLC, a Delaware limited liability company
Black Box Corporation of Pennsylvania, a Delaware corporation
Black Box Network Services, Inc. - Government Solutions, a Tennessee corporation
Black Box Services Company, a Delaware corporation
Black Box Ventures Holding Company, a Delaware corporation
CBS Technologies Corp., a New York corporation
Delaney Telecom, Inc., a Pennsylvania corporation
Midwest Communications Technologies, Inc., and Ohio corporation
NextiraOne, LLC, a Delaware limited liability company
NextiraOne New York, LLC, a Delaware limited liability company
Norstan Communications, Inc., a Minnesota corporation
Nu-Vision Technologies, LLC, a New York LLC
Scottel Voice & Data, Inc., a California corporation

By:	/s/ Ronald Basso
Ronald Basso, in his capacity as one of more of the following: President, Vice President, Treasurer and/or Secretary

[Signature Page to Letter Agreement]

EXHIBIT A

[AMENDMENT]

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”) to the Agreement and Plan of Merger is made and entered into effective as of December 20, 2018, by and among AGC Networks Pte Ltd., a company organized under the laws of Singapore (“Top Parent”), BBX Main Inc., a Delaware corporation and a wholly owned Subsidiary of Top Parent (“Parent”), BBX Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“BBX Intermediate”), Host Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of BBX Intermediate (“Merger Sub”; together with Top Parent, Parent and BBX Intermediate, the “Parent Entities” and each, a “Parent Entity”), and Black Box Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Parent Entities and the Company entered into that certain Agreement and Plan of Merger, dated as of November 11, 2018 (as amended from time to time, the “Merger Agreement”), providing for, among other things, the commencement of a tender offer by Merger Sub to purchase any and all of the outstanding shares of Common Stock, par value $0.001 per share, of the Company (the “Shares”), at a price of $1.08 per Share, and, as soon as practicable following the Acceptance Time, the merger of Merger Sub with and into the Company in accordance with the DGCL, with the Company surviving the Merger as a wholly-owned Subsidiary of BBX Intermediate;

WHEREAS, pursuant to Section 9.1 of the Merger Agreement, prior to the Acceptance Time, the Merger Agreement may be amended by the parties thereto by action taken or authorized by or on behalf of their respective boards of directors, at any time prior to the Closing Date; and

WHEREAS, upon the authorization and recommendation of the parties’ respective boards of directors, the parties have determined that it is in the best interest of the Offer and the Transactions to amend the Merger Agreement to increase the Offer Price by $0.02, to a total Offer Price of $1.10.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Parent Entities and the Company hereby agree to amend the Merger Agreement as follows:

1.	Definitions. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Merger Agreement, as amended hereby.

2.

Amendment to Definition of “Offer Price”. The defined term “Offer Price,” as set forth in the Recitals of the Merger Agreement and referenced throughout the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“at a price of $1.10 per Share, net to the holder thereof, in cash, without interest thereon (such amount, or any higher amount per Share that may be paid pursuant to the Offer in accordance with this Agreement, being hereinafter referred to as the “Offer Price”), all upon the terms subject to the conditions set forth herein.”

3.

Representations and Warranties of the Company. The Company has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Amendment, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Amendment and the consummation by it of the Transactions, except that the Merger requires such approvals as are set forth in the DGCL for mergers to be consummated pursuant to Section 251(h). This Amendment has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Amendment by the Parent Entities, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except for the General Enforceability Exceptions.

4.

Representations and Warranties of the Parent Entities. Each of the Parent Entities has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution, delivery and performance by the Parent Entities of this Amendment have been duly and validly authorized by the respective boards of directors of each of the Parent Entities and by BBX Intermediate as the sole stockholder of Merger Sub, and no other corporate action on the part of any Parent Entity is necessary to authorize the execution, delivery and performance by the Parent Entities of this Amendment. This Amendment has been duly executed and delivered by each of the Parent Entities and, assuming due and valid authorization, execution and delivery of this Amendment by the Company, is a valid and binding obligation of each of the Parent Entities enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. The execution, delivery and performance of this Amendment does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit to any party under, or give rise to any right of termination, cancellation, amendment or acceleration of, the Equity Commitment Letter or the Limited Guarantee.

5.

Miscellaneous. The provisions set forth in Article IX (Miscellaneous) of the Merger Agreement are hereby incorporated mutatis mutandis with all references to the “Agreement” therein being deemed references to this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

AGC NETWORKS PTE LTD.

Name:	Deepak Bansal
Title:	Authorized Representative

Name:	Sanjeev Verma
Title:	Authorized Representative

BBX MAIN INC.

Name:	Michael Carney
Title:	Secretary and Treasurer

BBX INC.

Name:	Michael Carney
Title:	Secretary and Treasurer

HOST MERGER SUB INC.

Name:	Michael Carney
Title:	Secretary and Treasurer

BLACK BOX CORPORATION

Name:	Joel Trammell
Title:	CEO & President